SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

     Name: X.com Funds

     Address of Principal Business Office (No. & Street, City, State, Zip Code):
394 University Drive, Palo Alto, CA 94301

     Telephone Number (including area code): (650) 833-5460

     Name and address of agent for service of process: Harris A. Fricker, Trustee, 394 University Drive, Palo Alto, CA 94301

     Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

         YES   |X|                  NO   |_|

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Palo Alto, and the State of California on the 8th day of June, 1999.

                                   X.com Funds


                                   By:       /s/ Harris A. Fricker
                                             ---------------------------
                                             (signature)

                                              Name:   Harris A. Fricker,Trustee
                                                      (print name)


Attest:

/s/ Julie Anderson
----------------------
(signature)

By:      Julie Anderson
Title:   Manager